Exhibits 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is entered into as of September 1, 2021, by and among Legacy Education Inc., a Nevada corporation (“Parent”), Legacy Education Merger Sub, LLC, a California limited liability company and wholly-owned subsidiary of Parent (“Merger Sub”), and Legacy Education, L.L.C., a California limited liability company (the “Company”).

RECITALS

A. The parties hereto desire to enter into this agreement to consummate a merger pursuant to which Merger Sub will merge with and into the Company.

B. Immediately following the Merger (as defined below), except for 500 shares of Parent common stock issued to LeeAnn Rohmann in connection with the initial capitalization ($500) of Parent, the Company’s members immediately prior to the Merger will own 100% of the shares of Parent common stock immediately following the Merger in the same proportions, as further set forth herein, and Parent will own 100% of the units of the Company.

C. Merger Sub has been formed solely for the purposes of implementing the Merger and has no assets (other than its corporate existence) or liabilities and has engaged in no business activities or transactions.

D. The respective managers of the Company and Merger Sub deem it advisable and in the best interests of the Company and Merger Sub and their respective members that Merger Sub merge with and into the Company (the “Merger”), with the Company surviving the Merger as the surviving company, pursuant to this Agreement and the applicable provisions of the California Revised Uniform Limited Liability Company Act, as set forth in the California Corporations Code (the “RULLCA”).

E. The Board of Directors of Parent deems it advisable and in the best interests of the Parent that the Merger be effectuated, pursuant to this Agreement and the applicable provisions of the RULLCA.

F. Parent, as the sole member of Merger Sub, has approved the Merger as a member of Merger Sub. Parent has no stockholders as of the date hereof. The Company has received the requisite consent from its members to effectuate the Merger.

AGREEMENT

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:

ARTICLE 1

THE MERGER

1.1 The Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement and in accordance with the RULLCA, Merger Sub shall be merged with and into the Company (the “Merger”). Following the Merger, the Company shall continue as the surviving company (the “Surviving Company”) and the separate existence of Merger Sub shall cease.

1.2 Closing of the Merger. The closing of the Merger (the “Closing”) shall take place concurrently herewith by electronic transmission of the signature pages, or at such other place, time or date as the parties may mutually agree to in writing (such date being referred to herein as the “Closing Date”).

1.3 Effective Time. Subject to the terms and conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause to be duly filed the Certificate of Merger with the Secretary of State of the State of California in accordance with the RULLCA attached hereto as Exhibit A (the “Certificate of Merger”). The Merger shall be deemed effective upon the date and time specified in the CA Certificate of Merger (the “Effective Time”).

1.4 Effects of the Merger. The Merger shall have the effects as set forth in the RULLCA. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

1.5 Articles of Organization and Operating Agreement. The articles of organization of the Company as in effect immediately prior to the Effective Time shall continue to be the articles of organization of the Company at the Effective Time. The operating agreement of Merger Sub as in effect immediately prior to the Effective Time shall be the operating agreement of the Surviving Company at the Effective Time; provided, however, that the name of Merger Sub set forth therein shall be changed to the name of the Company.

1.6 Managers and Officers. The managers of the Company immediately prior to the Effective Time shall be the managers of the Surviving Company, each to hold office in accordance with the articles of organization and operating agreement of the Surviving Company until any such managers’ successors are duly elected or appointed and qualified. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company, each to hold office in accordance with the articles of organization and operating agreement of the Surviving Company until such officers’ successors are duly appointed and qualified.

1.7 Further Assurances. If, at any time after the Effective Date of the Merger, the Surviving Company shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Company, title to and possession of any property or right of the Company acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Agreement, the Company and its proper officers and directors shall be deemed to have granted to the Surviving Company an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Company and otherwise to carry out the purposes of this Agreement. The proper officers and directors of the Surviving Company are fully authorized in the name of Parent or otherwise to take any and all such action.

ARTICLE 2

CONVERSION OF SECURITIES

2.1 Conversion. At the Effective Time, by virtue of the Merger and without any action on the part of any individual, corporation, partnership, association, trust, estate or other entity or organization (each, a “person”):

(a) Each unit of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable unit of the Surviving Company;

(b) Each Class A Unit of the Company issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of Parent; provided, that no fractional shares of Parent common stock shall be issued upon the conversion and exchange of Class A Units, and no holder of Class A Units shall be entitled to receive a fractional share of Parent common stock, and in the event that any holder of Class A Units would otherwise be entitled to receive a fractional share of Parent common stock (after aggregating all shares and fractional shares of Parent common stock, as appropriate, issuable to such holder), then such holder will receive an aggregate number of shares of Parent common stock, as applicable, rounded down to the nearest whole share;

(c) Each share of common stock of Parent issued and outstanding (if any) immediately prior to the Effective Time shall be cancelled for no consideration;

(d) Each option to purchase Class A Units of the Company that is issued and outstanding immediately prior to the Effective Time shall be converted into an option to purchase a number of shares of Parent common stock equal to the number of Class A Units underlying such option, rounded down to the nearest whole share, at an exercise price per share of Parent common stock equal to the exercise price per Class A Unit under such option, and Parent shall assume all rights and obligations under the option agreement relating to such option, in accordance with the terms of such option agreement; and

(e) Each warrant to purchase Class A Units of the Company that is issued and outstanding immediately prior to the Effective Time shall be converted into a warrant to purchase a number of shares of Parent common stock equal to the number of Class A Units underlying such warrant, rounded down to the nearest whole share, at an exercise price per share of Parent common stock equal to the exercise price per Class A Unit under such warrant, and Parent shall assume all rights and obligations under the warrant agreement relating to such warrant, in accordance with the terms of such warrant agreement.

2.2 Statement of Information; Book-Entry Shares. Following the Merger, Parent shall promptly deliver to each holder of Parent common stock a statement of information setting forth the number of shares of Parent common stock held by such holder. All shares of Parent common stock issued pursuant to the Merger will be held in uncertificated book-entry form.

2.3 Closing of the Company’s Transfer Books. At the Effective Time, the transfer records of the Company shall be closed and no transfer of the units of the Company shall thereafter be made.

ARTICLE 3

MISCELLANEOUS

3.1 Entire Agreement; Amendments. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof. No provision of this Agreement may be waived other than by an instrument in writing signed by the party to be charged with enforcement, and no provision of this Agreement may be amended other than by an instrument in writing signed by Parent and the Company.

3.2 Further Assurances. The parties hereto each agree that it shall, from time to time, take all such actions, and execute and deliver, or cause to be executed and delivered, all such instruments and documents, as may be deemed necessary or advisable to carry out the intent and purpose of the Merger.

3.3 Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.

3.4 Successors and Assigns. This Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

3.5 Counterparts. This Agreement may be executed and delivered in counterpart signature pages executed and delivered via facsimile transmission or via email with scan attachment, and any such counterpart executed and delivered via facsimile transmission or via email with scan attachment will be deemed an original for all intents and purposes.

3.6 Governing Law. This Agreement will be governed by and construed in accordance with the law of the State of California without regard to conflicts of laws principles.

3.7 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is determined by any court or other authority of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction

3.8 Tax Matters. The parties intend for U.S. federal and applicable state and local income tax purposes that the Merger shall be treated as a tax-free reorganization within the meaning of Section 368 of the Code and that this Agreement constitutes a plan of reorganization within the meaning of Section 368.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned hereto have caused this Agreement to be duly executed effective as of the date first above written.

Legacy Education Inc., a Nevada corporation

By:
Name:	LeeAnn Rohmann
Title:	President

Legacy Education, L.L.C., a California limited liability company

By:
Name:	LeeAnn Rohmann
Title:	President

Legacy Education Merger Sub, LLC, a California limited liability company

By:	Legacy Education Inc., a Nevada corporation
Its:	Sole Member and Managing Member

By:
Name:	LeeAnn Rohmann
Title:	President

Exhibit A

Certificate of Merger